                                                                EXHIBIT 12.01(c)

                       PUBLIC SERVICE COMPANY OF COLORADO

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES


                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                         2003        2002         2001        2000        1999
                                                      ----------   ---------   ---------   ----------   ---------
                                                                     (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
   Net income                                         $  227,933   $ 264,680   $ 273,033   $  196,128   $ 204,265
   Provisions for Federal and state taxes on income       88,211     128,686     132,501      102,770      96,574
   Fixed charges as below                                263,395     237,765     226,651      244,952     234,544
   Less: Undistributed equity in earnings of
     unconsolidated affiliates                                --          --          --           --          --
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $  579,539   $ 631,131   $ 632,185   $  543,850   $ 535,383
                                                      ==========   =========   =========   ==========   =========
FIXED CHARGES:
   Interest charges, excluding AFC -- debt            $  256,023   $ 223,021   $ 211,451   $  229,752   $ 219,344
   Distributions on redeemable preferred
     securities of subsidiary trust                        7,372      14,744      15,200       15,200      15,200
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $  263,395   $ 237,765   $ 226,651   $  244,952   $ 234,544
                                                      ==========   =========   =========   ==========   =========
RATIO OF EARNINGS TO FIXED CHARGES                           2.2         2.7         2.8          2.2         2.3
                                                      ==========   =========   =========   ==========   =========

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